Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Report to Shareholders of PowerShares Exchange-Traded Fund Trust II, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers,” “Financial Highlights”, “Statement of Additional Information”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2013